Exhibit 99.7
Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel. 212-902-1000
May 20, 2009
Board of Directors
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033

Re:	Registration Statement on Form S-4 of Schering-Plough Corporation filed on May 20, 2009
Ladies and Gentlemen:
Reference is made to our opinion letter, dated March 8, 2009, with respect to the fairness from a financial point of view to the holders (other than Merck & Co., Inc. (“Merck”) and any of its affiliates) of the outstanding shares of common stock, par value $0.50 per common share, of Schering-Plough Corporation (the “Company”) of the Consideration (as defined in the opinion letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 8, 2009, by and among Merck, the Company, Blue, Inc., a wholly owned subsidiary of the Company, and Purple, Inc., a wholly owned subsidiary of the Company.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary: Schering-Plough Financial Advisors’ Opinions,” “The Transaction — Background of the Transaction,” “The Transaction — Schering-Plough’s Reasons for the Transaction and Recommendation of Schering-Plough’s Board of Directors — Other Factors Considered by the Schering-Plough Board,” “The Transaction — Opinions of Schering-Plough’s Financial Advisors” and “Annex C” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration

Board of Directors
Schering-Plough Corporation
May 20, 2009
Page Two
statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)